Activant Solutions Inc.
Deferred Compensation Plan
Amended and Restated
Effective: January 1, 2008

Activant Solutions Inc. Deferred Compensation Plan
Amended and Restated: January 1, 2008
Activant Solutions Inc.
Deferred Compensation Plan
WITNESSETH:
     WHEREAS, Triad Systems Corporation (“Triad”) established, effective April 1, 1994, the Triad Systems Corporation Deferred Compensation Plan (the “Plan”), an unfunded nonqualified deferred compensation plan for a select group of management or highly compensated employees; and
     WHEREAS, the Plan was amended and restated in its entirety, effective October 1, 1996; and
     WHEREAS, Triad was merged with and into Cooperative Computing, Inc., dba CCI/Triad (the “Company”) during 1997, and, by virtue of the corporate merger, the Company succeeded as sponsor of the Plan and renamed the Plan as the CCI/Triad Deferred Compensation Plan: and
     WHEREAS, effective October 8, 2003, the name of the Company was changed to Activant Solutions Inc.; and
     WHEREAS, the Plan is subject to section 409A of the Internal Revenue Code (“section 409A”); and
     WHEREAS, the Company wishes to amend the Plan to comply with section 409A, to rename the Plan to reflect the change in the Company’s name, to amend the Plan in certain other respects, and to restate the Plan in its entirety;
     NOW, THEREFORE, the Plan is hereby renamed the Activant Solutions Inc. Deferred Compensation Plan, effective as of October 8, 2003, and is hereby amended and restated in its entirety as set forth in this document with no interruption in time, effective as of January 1, 2008, except as otherwise stated herein and except that provisions of the Plan required to have an earlier effective date by applicable statute and/or regulation will be effective as of such earlier date:

-i-

Activant Solutions Inc. Deferred Compensation Plan	Table of Contents
Amended and Restated: January 1, 2008

-ii-

Activant Solutions Inc. Deferred Compensation Plan	Table of Contents
Amended and Restated: January 1, 2008

-iii-

Activant Solutions Inc. Deferred Compensation Plan	Table of Contents
Amended and Restated: January 1, 2008

-iv-

Activant Solutions Inc. Deferred Compensation Plan	Definitions and Construction
Amended and Restated: January 1, 2008
I.
Definitions and Construction
     1.1 Definitions. Where the following capitalized words and phrases appear in the Plan, each has the respective meaning set forth below, unless the context clearly indicates to the contrary.
(1)	Account(s): A Participant’s Compensation Deferral Account(s) and/or Employer Credits Account(s).

(2)	Base Salary: The base salary rate (exclusive of any and all bonuses, incentive pay, supplemental pay, and other special payments) payable by the Employer in cash to or for the benefit of a Participant for services actually rendered or labor performed for the Employer by such Participant after deducting the maximum amount of elective deferrals that may be contributed by such Participant to any Employer-sponsored qualified 401(k) plan for the calendar year coincident with the Plan Year under section 402(g) of the Code (deducted from such Participant’s base salary rate each pay period during such Plan Year until such maximum for such year has been deducted and irrespective of whether such Participant elected to defer such amount to such Employer-sponsored qualified 401(k) plan).

(3)	Board: The Board of Directors of the Company.

(4)	Bonus: The bonus or bonuses, if any, payable in cash to or for the benefit of a Participant under any Employer bonus or incentive plan for services actually rendered or labor performed for the Employer by such Participant after deducting the maximum amount of elective deferrals that may be contributed by such Participant to any Employer-sponsored qualified 401(k) plan for the calendar year coincident with the Plan Year under section 402(g) of the Code (irrespective of whether such Participant elected to defer such amount to such Employer-sponsored qualified 401(k) plan) to the extent such amounts have not been deducted in calculating Base Salary at the time any such Bonus is payable; provided, however, that no bonus will be a “Bonus” for purposes of the Plan for any Plan Year except to the extent such bonus either (i) qualifies as Performance Based Compensation or (ii) is payable solely for services rendered during such Plan Year.

(5)	Cause: A determination by the Committee that a Participant has (i) engaged in gross negligence or willful misconduct in the performance of his or her duties with respect to the Employer; (ii) been convicted of any felony or a misdemeanor involving moral turpitude; (iii) willfully refused without proper legal reason to perform his or her duties and responsibilities to the Employer faithfully and to the best of his or her abilities; (iv) breached any material provision of a written employment agreement with the Employer or corporate policy established by the Employer: or (v) willfully engaged in conduct that he or she knows or should know is materially injurious to the Employer or any Related Company.

(6)	Code: The Internal Revenue Code of 1986, as amended.

(7)	Committee: The administrative committee appointed by the Board or the Compensation Committee to administer the Plan in accordance with Article IX; provided, however, in the event that no Committee has been appointed by the Board or the Compensation Committee or there are no remaining members of the Committee, the Compensation Committee (or its delegate) will be the “Committee.”

(8)	Company: Activant Solutions Inc.

Activant Solutions Inc. Deferred Compensation Plan	Definitions and Construction
Amended and Restated: January 1, 2008
(9)	Compensation: Base Salary and/or Bonus.

(10)	Compensation Committee: The Compensation Committee of the Board.

(11)	Compensation Deferral Account: A hypothetical account established for each Participant each Plan Year to which are credited (i) such Participant’s Compensation Deferrals for such Plan Year and (ii) such Account’s allocation of earnings and losses as provided in Section 6.3 for each Valuation Date.

(12)	Compensation Deferral(s): Base Salary and/or Bonus deferred in accordance with Section 3.1.

(13)	Deferred Payment Date: With respect to each Account of a Participant, the date selected by (or deemed to have been selected by) such Participant in accordance with Section 4.2 for payment (or commencement of payment, as applicable) of such Account.

(14)	Disability Leave: A leave of absence from service with the Employer and its Related Companies due to any medically determinable physical or mental impairment that can be expected either (i) to result in death or (ii) to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her employment position or any substantially similar employment position.

(15)	Election Date: Each December 31 immediately preceding the Plan Year for which Compensation Deferrals are elected.

(16)	Eligible Employee: Each employee of the Employer who is one of a select group of management or highly compensated employees.

(17)	Employer: The Company and each Participating Company.

(18)	Employer Credits: Amounts, if any, credited to a Participant pursuant to Section 3.2.

(19)	Employer Credits Account: A hypothetical account established for each Participant each Plan Year to which are credited (i) such Participant’s Employer Credits for such Plan Year and (ii) such Account’s allocation of earnings and losses as provided in Section 6.3 for each Valuation Date.

(20)	ERISA: The Employee Retirement Income Security Act of 1974, as amended.

(21)	Participant: Each Eligible Employee who is eligible to participate in the Plan pursuant to Section 2.1 and has become (or again become) a Participant pursuant to Section 2.2 and whose participation has not terminated pursuant to Subsection 2.3.1; provided, however, that a former Participant may be treated as a “Participant” for certain purposes as provided in Subsection 2.3.2.

(22)	Participating Company: Each eligible organization participating in the Plan in accordance with the provisions of Article XI.

(23)	Performance Based Compensation: Compensation the amount of which, or entitlement to which, (i) is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, (ii) is not payable regardless of performance, and (iii) has not become readily ascertainable (within the meaning of Treas. Reg. § 1.409A-2(a)(8)); provided, however, that compensation will not be

Activant Solutions Inc. Deferred Compensation Plan	Definitions and Construction
Amended and Restated: January 1, 2008
Performance Based Compensation for purposes of the Plan to the extent it is not “performance based compensation” within the meaning of Treas. Reg. § 1.409A-1(e).

(24)	Plan: This Activant Solutions Inc. Deferred Compensation Plan, as amended from time to time.

(25)	Plan Year: The 12-consecutive-month period commencing January 1 of each year.

(26)	Related Company: Each trade or business (whether or not incorporated) that, together with the Company, would be deemed to be a “single employer” within the meaning of section 414(b) or (c) of the Code but determined by substituting a “more than 50%” rather than an “80%” ownership test.

(27)	Restatement Effective Date: January 1, 2008.

(28)	Termination of Employment: With respect to a Participant, either:
(i)	A date after which the facts and circumstances indicate, for any reason, either (a) that the Employer or an employing Related Company (as applicable) and such Participant reasonably anticipate that no further services will be performed by such Participant or (b) that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of the performance of services to the Employer and its Related Companies if such Participant has been providing services to the Employer and its Related Companies for less than 36 months); or

(ii)	The date such Participant’s bona fide leave of absence (paid or unpaid) exceeds six months (29 months if such leave is a Disability Leave), unless on such date such Participant has a right by contract or applicable law to return to active employment with the Employer or a Related Company; provided that, for purposes of this Paragraph (ii), a leave of absence is a “bona fide leave of absence” only if there is a reasonable expectation that the Participant will return to perform services for the Employer or a Related Company.
The preceding provisions of this Section 1.1(28) notwithstanding, no event will be a “Termination of Employment” for purposes of the Plan unless such event constitutes a “separation from service with the employer” within the meaning of Treas. Reg. § 1.409A-1(h).

(29)	Unforeseeable Financial Emergency: Based on all the facts and circumstances, the existence of a severe financial hardship to the Participant resulting from an illness or accident of the Participant or the Participant’s spouse, beneficiary, or dependent (as defined in section 152 of the Code without regard to sections 152(b)(1), (b)(2), and (d)(1)(B)); a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (such as, the imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses, including nonrefundable deductibles, and costs of prescription drug medications, funeral expenses of the Participant’s spouse, beneficiary, or dependent (as defined in section 152 of the Code without regard to sections 152(b)(1), (b)(2), and (d)(1)(B))), but only to the extent

Activant Solutions Inc. Deferred Compensation Plan	Definitions and Construction
Amended and Restated: January 1, 2008
such emergency cannot be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause a severe financial hardship), or by cessation of Compensation Deferrals under the Plan.

(30)	Valuation Date: Each day of the Plan Year on which the New York Stock Exchange is open for business.

(31)	Vested Interest: The percentage of a Participant’s Accounts in which, pursuant to Article V, such Participant is vested, subject, to Sections 5.3 and 7.6.
     1.2 Number. Wherever appropriate herein, words used in the singular will be considered to include the plural, and words used in the plural will be considered to include the singular.
     1.3 Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text will control. All references to Articles, Sections, Subsections, and Paragraphs are to this document unless otherwise stated.
     1.4 Top Hat Plan. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer within the meaning of ERISA, and all provisions of the Plan are to be construed in accordance with such intent.
     1.5 Severability. If any provision of the Plan is held to be illegal or invalid for any reason, said illegality or invalidity will not affect the remaining provisions hereof; instead, each provision will be fully severable, and the Plan will be construed and enforced as if said illegal or invalid provision had never been included herein.
     1.6 Governing Law. All provisions of the Plan will be construed in accordance with the laws of the state of Texas (without regard to any conflicts of laws principles that refer to the laws or jurisdiction of any other state) except to the extent preempted by federal law.

Activant Solutions Inc. Deferred Compensation Plan	Participation
Amended and Restated: January 1, 2008
II.
Participation
     2.1 Eligibility to Participate in the Plan. Each individual who is both (1) an Eligible Employee and (2) employed in an employment position designated by the Company as a Plan-eligible employment position is eligible to become a Participant in the Plan. The Committee will notify each individual who is newly eligible to become a Participant promptly after such individual first becomes (or again becomes after a termination of participation) eligible.
     2.2 Commencement of Participation. Each Eligible Employee who becomes eligible to participate in the Plan pursuant to Section 2.1 may become a “Participant” by executing and filing with the Committee a Compensation Deferral election in the manner and within the time period provided in Section 3.1. The preceding notwithstanding, each Participant who is a Participant in the Plan on the day prior to the Restatement Effective Date will, subject to Section 2.3, remain a Participant on the Restatement Effective Date. Once an Eligible Employee commences participation in the Plan, he or she will remain a Participant until his or her participation terminates in accordance with Section 2.3.
     2.3 Termination of Participation.
          2.3.1 Each Eligible Employee who has become, or is entitled to become, a Participant in the Plan will cease to be, or be entitled to be, a Participant effective as of the earliest to occur of (1) the date of termination of the Plan, (2) the date such individual is no longer an Eligible Employee, (3) the date such Eligible Employee is no longer employed in a Plan-eligible employment position, or (4) any earlier date designated by the Board or the Compensation Committee and communicated to the affected individual prior to the effective date of such action.
          2.3.2 Each former Participant who continues to have a positive balance in any of his or her Accounts under the Plan after his or her participation ceases in accordance with Subsection 2.3.1 will be treated as a “Participant” for purposes of the Plan until all of his or her Accounts have been distributed under the terms of the Plan, except that such Participant will not be eligible to elect Compensation Deferrals or to receive an allocation of Employer Credits unless and until such former Participant resumes participation in the Plan in accordance with Section 2.4.
     2.4 Resumption of Participation. Each former Participant whose participation (or right to participate) has terminated in accordance with Subsection 2.3.1 will not be entitled to commence or resume participation in the Plan (except as provided for former Participants with any undistributed positive Account balance in Subsection 2.3.2) unless and until such former Participant again becomes and Eligible Employee who is eligible to become a Participant in accordance with Section 2.1 and commences participation in accordance with Section 2.2.

Activant Solutions Inc. Deferred Compensation Plan	Deferrals and Credits
Amended and Restated: January 1, 2008
III.
Deferrals and Credits
     3.1 Compensation Deferrals.
          3.1.1 Each Plan Year each Participant may elect to defer, as “Compensation Deferrals” for such Plan Year, receipt of his or her Compensation for such Plan Year as follows:
          (1) Any integral percentage (from 0% to 100%) of such Participant’s Base Salary payable for such Plan Year;
          (2) Any integral percentage (from 0% to 100%) of such Participant’s Bonus payable solely for services performed during such Plan Year; and/or
          (3) Any integral percentage (from 0% to 100%) of such Participant’s Bonus that is Performance Based Compensation (and is not included in Paragraph (2) above) and that is payable for a fiscal year or other performance period of at least 12 months that ends on or after June 30 of such Plan Year; provided, however, that a Participant may not elect to defer Bonus under this Paragraph (3) if (i) such Participant has not been employed by the Employer or a Related Company from the date that the performance criteria were established for such Bonus through the date of such Compensation Deferral election or (ii) at the time of such Bonus Compensation Deferral election, the amount of such Bonus has become “readily ascertainable” (within the meaning of Treas. Reg. § 1.409A-1(e)).
The preceding sentence notwithstanding, the Committee in its discretion may apply a minimum and/or a maximum percentage for Base Salary and/or Bonus Compensation Deferrals for any Plan Year, which will be communicated to the Participants prior to the beginning of the period for making Compensation Deferral elections for such Plan Year.
          3.1.2 Except as provided in Subsections 3.1.3 and 3.1.5, each Participant’s election under Subsection 3.1.1 to make Compensation Deferrals for a Plan Year, to change his Compensation Deferral election for a Plan Year, or to cancel his existing Compensation Deferral election for a Plan Year must be made on or before the Election Date for such Plan Year and in the manner and within the time period required by the Committee. A Participant’s election to make, change, or cancel Compensation Deferrals for a Plan Year will become effective as of the first day of such Plan Year.
          3.1.3 If an Eligible Employee initially becomes eligible to participate in the Plan pursuant to Section 2.1 on or after the first day of a Plan Year, such Eligible Employee may elect to make Compensation Deferrals under Subsection 3.1.1 for the remainder of the Plan Year if such Eligible Employee properly completes the election procedures required by the Committee within 30 days after such Eligible Employee first becomes so eligible. Such Compensation Deferral election will become effective as of the first day of the first administratively practicable payroll period coincident with or next following the proper and timely completion of such election procedures. An election made pursuant to this Subsection 3.1.3 will apply only to Base Salary and Bonus payable solely for services performed during the Plan Year after the proper and timely completion of such election procedures. An Eligible Employee will not be considered to be initially eligible for purposes of making the election under this Subsection 3.1.3 if such Eligible Employee was eligible to participate in the Plan (or in any other nonqualified deferred compensation account balance plan maintained by the Employer or a Related Company) at any time during the 24-month period ending on the dale such Eligible Employee becomes eligible to participate in the Plan pursuant to Section 2.1.

Activant Solutions Inc. Deferred Compensation Plan	Deferrals and Credits
Amended and Restated: January 1, 2008
          3.1.4 Except as provided Subsection 3.1.5, a Participant’s Compensation Deferral election for a Plan Year (including an election not to make Compensation Deferrals for such Plan Year) will be irrevocable for the entire Plan Year (or remainder of the Plan Year, as applicable) even if a Participant terminates participation in the Plan pursuant to Subsection 2.3.1 (other than by reason of the Plan termination) during such Plan Year. In addition, a Participant’s Base Salary Compensation Deferral election for a Plan Year (including an election not to make Base Salary Compensation Deferrals for such Plan Year) will remain in effect for all succeeding Plan Years until changed or revoked by such Participant by making a new Compensation Deferral election in accordance with Subsections 3.1.1 and 3.1.2; provided, however, that a Base Salary Compensation Deferral election of a Participant who terminates participation in the Plan during a Plan Year will expire automatically at the end of such Plan Year and will not carry over to any succeeding Plan Year. A Participant’s Bonus Compensation Deferral election will expire at the end of each Plan Year, and a Participant must make a new Compensation Deferral election with respect to his or her Bonus each Plan Year in accordance with Subsections 3.1.1 and 3.1.2 in order to defer his or her Bonus for such Plan Year.
          3.1.5 Subsection 3.1.4 notwithstanding, upon application by the Participant, if the Committee determines that the Participant has suffered an Unforeseeable Financial Emergency or has taken a hardship distribution under the Employer’s 401(k) plan pursuant to Treas. Reg. § 1.401(k)-1(d)(3), the Participant’s Compensation Deferral election then in effect will be canceled prospectively as soon as administratively practicable after such determination. If the Participant’s Compensation Deferral election is so canceled, the Participant may not again elect to make Compensation Deferrals until the first day of any Plan Year following the effective date of such cancellation (and only then by making a new Compensation Deferral election in accordance with Subsections 3.1.1 and 3.1.2).
          3.1.6 Each Participant’s Compensation Deferral election will be effected by deductions from such Participant’s Compensation as follows: (1) a Participant’s Base Salary Compensation Deferrals for a Plan Year (or portion of the Plan Year, if applicable) will be deducted from such Participant’s Base Salary each pay period during such Plan Year and (2) a Participant’s Bonus Compensation Deferrals for a Plan Year (or portion of the Plan Year, if applicable) will be deducted from such Participant’s Bonus when the Bonus for which such election was made would otherwise be paid.
     3.2 Employer Credits. As of any date or dates selected by the Employer, the Employer in its discretion may credit a Participant with Employer Credits. The amount of any Employer Credits for any Participant will be an amount, if any, that the Employer in its discretion determines. Employer Credits may be made on behalf of one or some Participants and not others, and such credits may vary in amount among individual Participants. Employer Credits may be made at any time during the Plan Year.

Activant Solutions Inc. Deferred Compensation Plan	Establishment and Maintenance of Accounts
Amended and Restated: January 1, 2008
IV.
Establishment and Maintenance of Accounts
     4.1 Establishment of Plan Year Accounts. As of the first day of each Plan Year (or any later date during such Plan Year on which a Participant first commences participation in the Plan), a Compensation Deferral Account and an Employer Credits Account will be established for each Participant.
     4.2 Selection of Deferred Payment Date for Each Plan Year’s Accounts.
          4.2.1 Each Participant must select, at the time the Participant elects Compensation Deferrals for a Plan Year, a Deferred Payment Date for the amounts credited to his or her Compensation Deferral Account for that Plan Year. The Deferred Payment Date for a Plan Year may be any date that is at least three years after the first day of such Plan Year. The Deferred Payment Date for a Participant’s Employer Credits Account for a Plan Year will be the same date the Participant elects for his or her Compensation Deferral Account for the Plan Year. If a Participant fails to designate a Deferred Payment Date for his or her Compensation Deferral Account for a Plan Year (or if the Participant does not elect to make Compensation Deferrals for such Plan Year), the Deferred Payment Date for such Participant’s Compensation Deferral Account (and for his or her Employer Credits Account) for such Plan Year will be the date of such Participant’s Termination of Employment.
          4.2.2 A Participant may elect at any time a change of the existing Deferred Payment Date for his or her Accounts for a Plan Year subject to the following conditions: (1) the new Deferred Payment Date must apply to all of the Participant’s Accounts for such Plan Year and (2) the new Deferred Payment Date must be (i) a date that is at least five years after the existing Deferred Payment Date, (ii) communicated in writing to the Committee within the time period and on the form required by the Committee, (iii) requested by the Participant at least one year prior to the existing Deferred Payment Date, and (iv) approved by the Committee. The preceding notwithstanding, a Participant who has begun to receive a distribution of his or her Account(s) for a Plan Year in installments may not change the Deferred Payment Date with respect to such Account(s). A change to a Deferred Payment Date elected under this Subsection 4.2.2 will not take effect until 12 months after the date on which such election is so made.
     4.3 Selection of Form of Benefit Payment for Each Plan Year’s Accounts.
          4.3.1 Each Participant must elect, at the time the Participant elects Compensation Deferrals for a Plan Year, one of the following forms of payment for all amounts credited to his or her Accounts for that Plan Year:
          (1) A single lump sum cash payment.
          (2) Annual installment cash payments for a term certain for a number of years, not to exceed ten, payable to such Participant and, in the event of such Participant’s death prior to the end of such term certain, the remainder of such Participant’s benefit to the Participant’s beneficiary designated in accordance with Section 7.5 in a single lump sum cash payment. Each such annual installment will be calculated by multiplying the remaining amounts in the Accounts to be distributed under such installment election by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments to be made under such installment election.

Activant Solutions Inc. Deferred Compensation Plan	Establishment and Maintenance of Accounts
Amended and Restated: January 1, 2008
          (3) Quarterly installment cash payments for a term certain for a number of years, not to exceed ten, payable to such Participant and, in the event of such Participant’s death prior to the end of such term certain, the remainder of such Participant’s benefit to the Participant’s beneficiary designated in accordance with Section 7.5 in a single lump sum cash payment. Each such quarterly installment will be calculated by multiplying the remaining amounts in the Accounts to be distributed under such installment election by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments to be made under such installment election.
The Participant must elect the same form of benefit for all his or her Accounts for such Plan Year. If a Participant fails to elect the form in which his or her Accounts for a Plan Year are to be paid (or if the Participant does not elect to make Compensation Deferrals for such Plan Year), such Participant will be deemed to have elected to have all his or her Accounts for such Plan Year paid in the form of a single lump sum payment. Any election (or deemed election) of benefit form for a Participant’s Accounts for a Plan Year will be irrevocable by the Participant, except that the Participant may elect a change of the form of benefit payment in effect for an Account if, and at the same time and under the same conditions, the Participant has a right to change his or her Deferred Payment Date for such Account in accordance with Subsection 4.2.2.
          4.3.2 The preceding Subsections notwithstanding, in the event of the death of the Participant, all the Accounts of such deceased Participant will be paid in a single lump sum cash payment notwithstanding any alternative form of payment otherwise in effect for any such Account.
          4.3.3 The preceding Subsections notwithstanding, in the discretion of the Committee, a Participant’s Accounts for a Plan Year may be distributed in a single lump sum cash payment notwithstanding any alternative form of payment otherwise in effect for any such Account if (1) on the date of the Section 7.2 event triggering payment of such Account(s), the total value of such Account(s) (when combined with all Accounts under the Plan and all accounts under all other agreements, methods, programs, or arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. § 1.409A-1(c)(2)) is less than the maximum elective deferral amount for the calendar year coincident with such Plan Year under section 402(g) of the Code and (2) the payment results in the termination and liquidation of the entirety of the Participant’s interest in the total amounts described in the preceding clause (1).
     4.4 Debiting and Crediting of Accounts. Each Plan Year the Accounts established for each Participant will be debited and credited as follows:
          4.4.1 A Participant’s Compensation Deferral Account established for such Plan Year will be credited with the Compensation Deferrals elected by such Participant under Section 3.1 for that Plan Year as soon as administratively practicable after the amounts are deducted from the Participant’s Base Salary or Bonus, as applicable.
          4.4.2 A Participant’s Employer Credits Account established for such Plan Year will be credited with the Employer Credits, if any, allocated on behalf of such Participant under Section 3.2 for that Plan Year as soon as administratively practicable after the amounts are so credited.
          4.4.3 All the Accounts of a Participant will be valued and credited with earnings and losses allocated pursuant to Section 6.3 each Valuation Date.

Activant Solutions Inc. Deferred Compensation Plan	Establishment and Maintenance of Accounts
Amended and Restated: January 1, 2008
          4.4.4 Each Account of a Participant will be debited for any and all distributions and deductions made from such Account pursuant to Article VII, Article VIII, or Section 12.3, 12.5, or 12.6 as of the date any such distribution or deduction is made from any such Account.
     4.5 Statement_of_Accounts. Each Participant will receive, at least annually, a statement setting forth (1) the debits and credits to such Participant’s Accounts during the statement period, (2) the balance of such Participant’s Accounts as of the last day of the statement period, and (3) the Participant’s Vested Interest in each such Account as of the last day of the statement period.

Activant Solutions Inc. Deferred Compensation Plan	Vesting of Accounts
Amended and Restated: January 1, 2008
V.
Vesting of Accounts
     5.1 Vesting of Base Salary Deferral Accounts and Bonus Deferral Accounts. Each Participant will have a 100% Vested Interest in his or her Compensation Deferral Accounts at all times.
     5.2 Vesting of Employer Credits Accounts. Subject to Sections 5.3 and 7.6 each Participant will acquire a Vested Interest in his or her Employer Credits Account for a Plan Year under the vesting schedule, if any, designated by the Employer at the time the Employer Credits are allocated to such Participant’s Employer Credits Account. If no vesting schedule is designated by the Employer at the time the Employer Credits are credited to a Participant’s Employer Credits Account, such Participant will, subject to Section 5.3, have a 100% Vested Interest in such Employer Credits Account.
     5.3 Forfeitures.
          5.3.1 Section 5.2 notwithstanding, in the event the Committee determines that a Participant’s employment with the Employer is terminated for Cause (notwithstanding that Cause may not be cited by the Employer as a reason for such termination), such Participant will have a 0% Vested Interest in lieu of any other Vested Interest in his or her Employer Credits Accounts effective immediately prior to the date of such termination.
          5.3.2 If a Participant terminates employment with the Employer and its Related Companies with a Vested Interest in any Account that is less than 100%, the nonvested portion of such Account will be forfeited to the Employer as of the date of such termination.

Activant Solutions Inc. Deferred Compensation Plan	Investment of Accounts
Amended and Restated: January 1, 2008
VI.
Investment of Accounts
     6.1 Investment Funds. The Committee will from time to time select, add, and/or delete investment funds for purposes of the deemed investment of Participants’ Accounts under Section 6.2.
     6.2 Deemed Investment of Accounts.
          6.2.1 The Committee will designate in which of the available investment fund or funds each Participant’s Accounts are deemed to be invested for purposes of calculating the earnings and losses to be allocated pursuant to Section 6.3, except that the Committee may, in its discretion, permit one or more Participants to direct the deemed investment of all or any portion of their Accounts in accordance with Subsection 6.2.2 for such purpose.
          6.2.2 if the Committee permits a Participant to direct the deemed investment of his or her Account(s) for purposes of calculating the earnings and losses to be allocated pursuant to Section 6.3, such Participant may designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts allocated to such Accounts will be deemed to be invested from among the investment funds made available from time to time for such purpose by the Committee. In the event the Committee permits a Participant to select the investment funds for the deemed investment of his or her Account(s) and such Participant fails to designate an investment fund for all or part of those Accounts, the portions of such Account(s) that were not directed into an investment fund by the Participant will be deemed to be invested in the investment fund or funds designated by the Committee from time to time. Such Participant may change such investment designation in accordance with rules and procedures established by the Committee from time to time.
     6.3 Allocation of Earnings/Losses. As of each Valuation Date, each Account will be valued and credited with earnings and losses. Such allocation will equal the earnings and/or losses that would be credited to each such Account if such Account were actually invested in the investment funds in which such Account is deemed to be invested under Section 6.2. Administrative expenses incident to the administration of the Plan may be allocated to Participants’ Accounts on any basis deemed appropriate by the Committee and taken into account in calculating such earnings and losses.

Activant Solutions Inc. Deferred Compensation Plan	Payment of Plan Benefits
Amended and Restated: January 1, 2008
VII.
Payment of Plan Benefits
     7.1 Plan Benefit. A Participant’s “benefit” is the value of such Participant’s Account or Accounts (determined as of the Valuation Date immediately preceding payment of any such Account or Accounts) multiplied by such Participant’s Vested Interest (determined as of the date of the Section 7.2 event triggering payment of the Participant’s benefit) in such Account(s).
     7.2 Events Triggering Payment of Benefit. Payment of a Participant’s benefit from his or her Account or Accounts, as applicable, is triggered by the earliest to occur of the following events:
     (1) The Participant’s Termination of Employment (for all Accounts of the Participant);
     (2) The death of the Participant (for all Accounts of the Participant); or
     (3) The occurrence of the Deferred Payment Date (for the particular Account(s) of the Participant to which the Deferred Payment Date applies).
     7.3 Time and Form of Payment of Benefit.
          7.3.1 A Participant’s benefit from his or her Account(s) will be made or commence as soon as administratively practicable following the Section 7.2 event triggering payment of such benefit but in no event later than 2 1/2 months after the occurrence of such event. The preceding notwithstanding, if and to the extent required by section 409A of the Code, a Participant who is a “specified employee” (within the meaning of Treas. Reg. § 1.409A-1 (i)) may not receive a payment from the Plan on account of a Termination of Employment earlier than six months from the date of such termination.
          7.3.2 The Participant’s benefit from an Account will be paid in the form in effect for such Account pursuant to Section 4.3.
     7.4 Payee of Benefits. The Participant’s Plan benefit will be paid to the Participant, unless the Section 7.2 triggering event is the death of the Participant or the Participant dies prior to receipt of his or her full benefit, in which case the Participant’s Plan benefit (or remainder of such benefit, if applicable) will be paid to the Participant’s beneficiary designated in accordance with Section 7.5.
     7.5 Designation of Beneficiaries.
          7.5.1 Each Participant will have the right to designate the beneficiary or beneficiaries to receive payment of the Participant’s Plan benefit in the event of such Participant’s death. Each such designation must be made by the Participant completing and executing the beneficiary designation form prescribed by the Committee and filing such form with the Committee during such Participant’s lifetime. Any such beneficiary designation may be changed by the Participant at any time by executing and filing with the Committee a new beneficiary designation form during such Participant’s lifetime,
          7.5.2 If, at the time of the death of the Participant, no beneficiary designation is on file with the Committee, or if such beneficiary designation is not valid or effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries of such Participant will be such Participant’s executor or administrator acting on behalf of such Participant’s estate or, if there is no administration of such Participant’s estate, the Participant’s heirs at law.

Activant Solutions Inc. Deferred Compensation Plan	Payment of Plan Benefits
Amended and Restated: January 1, 2008
     7.6 Unclaimed Benefits. In the case of a Plan benefit payable to or on behalf of a Participant, if after a reasonable search the Committee is unable to locate the Participant or beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit will be forfeited to the Employer. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or beneficiary to whom such benefit is payable makes a valid claim for such benefit within a reasonable (as determined by and in the discretion of the Committee) period of time following the date such Plan benefit became payable, such forfeited benefit will be payable pursuant to the Plan provisions.
     7.7 Minors or Incapacitated Persons. If a Participant or beneficiary entitled to receive a Plan benefit is a minor, is determined by the Committee in its discretion to be incompetent, or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for a benefit provided under the Plan, the Committee may pay such benefit to the duly appointed guardian or conservator of such Participant or beneficiary for the account of such Participant or beneficiary. If no guardian or conservator has been appointed for such Participant or beneficiary, the Committee may pay such benefit to any third party who is determined by the Committee, in its sole discretion, to be authorized to receive such benefit for the account of such Participant or beneficiary. Such payment will operate as a full discharge of all liabilities and obligations of the Committee, the Employer, the Compensation Committee, the Board, and any fiduciary of the Plan with respect to such benefit.

Activant Solutions Inc. Deferred Compensation Plan	Withdrawals and Loans
Amended and Restated: January 1, 2008
VIII.
Withdrawals and Loans
     8.1 Early Withdrawals.
          8.1.1 Except as provided in Subsection 8.1.2, a Participant is not permitted to make withdrawals from any Account prior to the Participant’s entitlement to a distribution of such Account in accordance with Article VII.
          8.1.2 In the event that the Committee, upon written petition of the Participant, determines in its sole discretion that the Participant has suffered an Unforeseeable Financial Emergency, the Participant will be entitled to withdraw from his or her Accounts an amount not to exceed the lesser of (1) the amount determined by the Committee to be necessary to meet the Participant’s needs created by the Unforeseeable Financial Emergency (which may include amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution) or (2) the then total value of the Participant’s Vested Interest in such Account(s). If approved by the Committee, such withdrawal will be paid in a single lump sum payment as soon as administratively practicable after the Committee has made its determination that an Unforeseeable Financial Emergency exists and of the permissible amount of such withdrawal but in no event later than 2 1/2 months after such determination.
          8.1.3 If the Participant makes a withdrawal under Subsection 8.1.2, the Participant’s Compensation Deferral elections will immediately cease, and the Participant may not again elect to make Compensation Deferrals until the first day of any Plan Year following such withdrawal (and only then by making a new Compensation Deferral election in accordance with Subsections 3.1.1 and 3.1.2).
     8.2 No Loans. Participants are not, at any time, permitted to borrow amounts from their Accounts.

Activant Solutions Inc. Deferred Compensation Plan	Administration of Plan
Amended and Restated: January 1, 2008
IX.
Administration of Plan
     9.1 The_Committee.
          9.1.1 The general administration of the Plan will be vested in the Committee, which will be the “administrator” of the Plan for purposes of ER1SA.
          9.1.2 The Board or the Compensation Committee, in its discretion, may constitute the Committee and appoint its membership, which will consist of one or more members. Each member of the Committee will serve until he or she resigns, dies, or is removed by the Board or the Compensation Committee. At any time during his or her term of office, a member of the Committee may resign by giving written notice to the Board or the Compensation Committee and the Committee, such resignation to become effective upon the appointment of a substitute member or, if earlier, the lapse of 30 days after such notice is given as herein provided. At any time during his or her term of office, and for any reason, a member of the Committee may be removed by the Board or the Compensation Committee with or without cause, and the Board or the Compensation Committee may, in its discretion, fill any vacancy that may result therefrom. Any member of the Committee who is an Employee or a member of the Board will automatically cease to be a member of the Committee as of the date he or she ceases to be either an Employee or a member of the Board.
          9.1.3 No member of the Committee will have any right to vote or decide upon any matter relating solely to himself or herself under the Plan or to vote in any case in which his or her individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and a majority of the remaining members cannot agree, the Board or the Compensation Committee will appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he or she is disqualified.
     9.2 Committee Powers and Duties. The Committee will administer and enforce the Plan according to the terms and provisions hereof and, except as otherwise provided in the Plan, will have all powers necessary to accomplish these purposes, including, but not by way of limitation, all powers specifically granted it under the Plan and the complete and absolute discretion to construe all provisions of the Plan and make all factual determinations and, in addition, the right, power, authority, and duty, in its sole and absolute discretion:
     (1) To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;
     (2) To construe all terms, provisions, conditions, and limitations of the Plan;
     (3) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it will deem in its discretion expedient to effectuate the purposes of the Plan;
     (4) To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;
     (5) To determine all questions relating to eligibility;

Activant Solutions Inc. Deferred Compensation Plan	Administration of Plan
Amended and Restated: January 1, 2008
     (6) To determine whether and when there has been a termination of a Participant’s employment with the Employer, and the reason for such termination; and
     (7) To make a determination as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder.
     9.3 Claims Review.
          9.3.1 In the event an individual (1) does not receive a benefit but believes he or she is entitled to one or (2) receives a benefit but believes he or she is entitled to a greater amount, such individual may file with the Committee a written claim for such benefit, which claim must be filed within 60 days of either the date upon which the individual received a benefit that he or she felt was insufficient or, if later, the date upon which occurred the event that he or she believes entitled him or her to a benefit. In connection with the submission of such claim, the individual may examine the Plan and any other relevant documents relating to the claim and may submit written comments relative to the claim to the Committee coincident with the filing of the claim, and the Committee may require additional information to be furnished in connection with such claim.
          9.3.2 In any case in which a claim for Plan benefits of a Participant or his or her beneficiary is denied or modified, the Committee will furnish written notice to the Participant, beneficiary, or representative of the Participant or his or her beneficiary (the “claimant”) within 90 days after such claim is filed with the Committee; provided, however, that if the need for additional information relating to such claim necessitates an extension of the 90-day period, the claimant will be informed in writing prior to the end of the initial 90-day period of the need for an extension of time, and written notice of the disposition of such claim will be provided to the claimant within 180 days after the date the claim is filed with the Committee. The extension notice will indicate the special circumstances requiring the extension of time and the date by which a decision will be made. If the extension is due to the claimant’s failure to submit information necessary to review the claim, the notice of extension will afford the claimant 45 days to provide the required information, and the Committee’s deadline to provide notice of the claim’s disposition will be tolled from the date the Committee sends the notice of extension to the earlier of (1) the date the Committee receives the requested information or (2) the expiration of the 45-day period afforded to the claimant to provide the requested information. If the claimant fails to provide the requested information by the expiration of such 45-day period, the benefit determination will be made without regard to the requested information.
          9.3.3 The notice of a claim’s disposition provided to the claimant will contain the following:
          (1) The specific reason or reasons for the denial or modification;
          (2) Specific reference to pertinent Plan provisions on which the denial or modification is based;
          (3) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
          (4) An explanation of how the claimant may perfect his or her claim and obtain a full and fair review of such denial or modification pursuant to Subsection 9.3.4,

Activant Solutions Inc. Deferred Compensation Plan	Administration of Plan
Amended and Restated: January 1, 2008
including the time limits applicable to such review, and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review.
          9.3.4 In the event a claim for benefits is denied or modified, if the claimant desires to have such denial or modification reviewed, the claimant must, within 60 days following receipt of the notice of such denial or modification, submit a written request for a review to the Committee. A claimant will be provided, upon request and free of charge, access to and copies of all documents, records, and other information relevant to the claim for benefits, which consists of: (1) documents, records, or other information relied upon for the benefit determination, (2) documents, records, or other information submitted, considered, or generated without regard to whether such document, record, or other information was relied upon in making the benefit determination, and (3) documents, records, or other information that demonstrates compliance with the standard claims procedure. A claimant will be entitled to submit written comments, documents, records, and other information relating to the claim for benefits. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
          9.3.5 Within 60 days following a request for a review submitted in accordance with Subsection 9.3.4, the Committee will, after providing a full and fair review, render its final decision in writing to the claimant. The written decision will: (1) state specific reasons for such decision, (2) provide specific reference to the specific plan provisions on which the decision is based, (3) inform the claimant that he or she is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim for benefits, which consists of: (i) documents, records, or other information relied upon for the benefit determination, (ii) documents, records, or other information submitted, considered, or generated without regard to whether such document, record, or other information was relied upon in making the benefit determination, and (iii) documents, records, or other information that demonstrates compliance with the standard claims procedure, and (4) inform the claimant of his or her right to bring an action under section 502(a) of ERISA. If special circumstances require an extension of such 60-day period, the Committee’s decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If such an extension of time for review is required, written notice of the extension will be furnished to the claimant prior to the commencement of the extension period, indicating the special circumstances requiring an extension of time and the date by which the determination will be made. If the extension is required due to the claimant’s failure to submit information necessary to review the claim, the extension notice will afford the claimant 45 days to provide the required information, and the Committee’s deadline to provide notice of the benefit determination on review will be tolled from the date the Committee sends the notice of extension to the earlier of (I) the date the Committee receives the requested information or (II) the expiration of the 45-day period afforded to the claimant to provide the requested information. If the claimant fails to provide the requested information by the expiration of such 45-day period, the benefit determination will be made without regard to the requested information. The decision on review by the Committee will be binding and conclusive upon all persons.
          9.3.6 Completion of the claims review procedures described in this Section 9.3 will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a Participant, a beneficiary, or any other person or entity claiming rights through such Participant or beneficiary.
     9.4 Payment of Expenses. All expenses incident to the administration of the Plan, including, but not limited to, legal, accounting, and administrative, will be paid by the Employer. Expenses will be allocated among the Employers as determined by the Committee in its discretion.

Activant Solutions Inc. Deferred Compensation Plan	Administration of Plan
Amended and Restated: January 1, 2008
     9.5 Indemnity. To the extent permitted by applicable law, the Employer will indemnify and hold harmless each current and former member of the Committee and each other current and former employee of the Employer or Related Company to whom Plan administrative or fiduciary functions have been delegated by the Committee or under the Plan against any and all expenses and liabilities arising out of such individual’s administrative functions or fiduciary responsibilities under or incident to the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such individual’s own gross negligence or willful misconduct. Expenses against which such individual will be indemnified hereunder will include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

Activant Solutions Inc. Deferred Compensation Plan	Amendment and Termination of Plan
Amended and Restated: January 1, 2008
X.
Amendment and Termination of Plan
     10.1 Right to Amend Plan. Notwithstanding anything herein to the contrary, the Company has the absolute and unconditional right to amend the Plan at any time, in whole or in part, on behalf of the Company and each Participating Company; provided, however, that no amendment may be made that would reduce the amounts credited to a Participant’s Accounts in which such Participant has a Vested Interest as of the date of adoption of such amendment except to the extent such amounts could be reduced under the terms of the Plan prior to the effective date of such amendment; and provided further, that all amendments to the Plan must be in writing, signed by an authorized officer of the Company, and approved by the Board or the Compensation Committee (which Board or Compensation Committee action may be prior to the effective date of the amendment or subsequent to the effective date of the amendment by ratification). Any oral statements or representations made by the Employer, the Committee, or any other individual or entity that alter, modify, amend, or are inconsistent with the written terms of the Plan are invalid and unenforceable and may not be relied upon by any Employee or by any other individual or entity.
     10.2 Right to Terminate Plan. Notwithstanding anything to the contrary, the Company has the absolute and unconditional right to terminate the Plan at any time on behalf of the Company and each Participating Company; provided, however, that no termination will reduce the amounts credited to a Participant’s Accounts in which such Participant has a Vested Interest as of the date of such termination, except to the extent such benefit could be reduced under the terms of the Plan prior to such termination; and provided further, that any termination of the Plan must be effected in writing, signed by an authorized officer of the Company, and approved by the Board or the Compensation Committee (which Board or Compensation Committee action may be prior to the effective date of the termination or subsequent to the effective date of the termination by ratification).
     10.3 Effect of Amendment or Termination. In the event of an amendment to or termination of the Plan as provided under this Article X, each Participant and beneficiary will have no further rights, and the Employer will have no further obligations, under the Plan except as provided under the terms of the Plan as so amended or terminated. In the event of an amendment or a termination of the Plan, no distribution of any Participant’s benefit will be made prior to the time otherwise provided under the Plan unless the Plan is amended to provide for earlier payment in connection with such amendment or termination and (1) such accelerated distribution is not an acceleration of benefits under section 409A of the Code or (2) such acceleration is covered by an exception to the prohibition of acceleration under section 409A of the Code.

Activant Solutions Inc. Deferred Compensation Plan	Participating Companies
Amended and Restated: January 1, 2008
XI.
Participating Companies
     11.1 Designation of Participating Companies.
          11.1.1 The Company may designate any Related Company to participate in the Plan as a “Participating Company” by written instrument delivered to the Secretary of the Company, the Committee, and the designated Participating Company. Such written instrument will specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan that apply to the Participating Company only, and will become, as to such Participating Company and its employees, a part of the Plan. Each Participating Company will be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of any information required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be amended so as to increase the obligations of a Participating Company only with the consent of such entity, which consent will be conclusively presumed to have been given by such Participating Company upon its submission, after receipt of notice of any such amendment, of any information required by the terms of, or with respect to, the Plan.
          11.1.2 Except as modified by the Company in the written instrument described in Subsection 11.1.1, the provisions of the Plan will be applicable with respect to each Participating Company separately, and amounts payable hereunder for or on behalf of a Participant will be paid by the Participating Company that employs such Participant.
     11.2 Termination of Participating Company’s Participation.
          11.2.1 Any Participating Company, by appropriate action of its board of directors or noncorporate counterpart, may terminate its participation in the Plan by giving prior written notice of such termination to the Committee and the Secretary of the Company. Moreover, the Company may, in its discretion, terminate a Participating Company’s Plan participation at any time by giving prior written notice to such Participating Company. In addition, a Participating Company will cease participation in the Plan immediately and automatically upon its no longer being a Related Company.
          11.2.2 Upon termination of a Participating Company’s participation in the Plan, the Company will transfer to such Participating Company, as soon as administratively practicable after such termination, sponsorship of the portion of the Plan attributable to the participation of the employees of such Participating Company.

Activant Solutions Inc. Deferred Compensation Plan	Miscellaneous
Amended and Restated: January 1, 2008
XII.
Miscellaneous
     12.1 Not Contract of Employment. The adoption and maintenance of the Plan will not be deemed to be a contract between the Employer and any person or to be consideration for the employment of any person. Nothing contained herein will be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time, nor will the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his or her employment at any time.
     12.2 Assignment Forbidden. The interest of a Participant or his or her beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same will be null and void, nor will the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor will they be an asset in bankruptcy or subject to garnishment, attachment, or other legal or equitable proceedings. The preceding notwithstanding, the Committee will comply with the terms and provisions of an order that contains the elements of a “qualified domestic relations order” as defined in section 206(d) of ERISA. The Committee will establish a written qualified domestic relations order procedure, which, as originally established and as amended from time to time, is incorporated by reference into and made a part of the Plan, to determine the status of and process orders in accordance with this Section 12.2.
     12.3 Withholding/Deductions. Notwithstanding any provision of the Plan to the contrary, deductions will be made from each Account of a Participant or from payments made from such Account for: (1) all applicable withholding and other deductions required of the Employer under any applicable local, state, federal, or foreign law; (2) any payment made pursuant to a “qualified domestic relations order” under Section 12.2; and (3) the satisfaction of any debt of such Participant owed to the Employer where such debt was incurred in the ordinary course of the service relationship between the Participant and the Employer, provided that any deduction under this clause (3) may not exceed $5,000 in any single Plan Year and must be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant, notwithstanding in any such case that such deduction may be required and made prior to the time a payment of such amounts would otherwise be payable under the Plan. In addition, in the event the Plan fails to meet the requirements of section 409A of the Code, a payment may be made from each affected Account in an amount not to exceed the amount required to be included in income as a result of such failure to comply with section 409A, notwithstanding that such payment may be required and deducted from a Participant’s Account(s) prior to the time such Account would otherwise be payable under the Plan. By participating in the Plan, each Participant consents to all deductions under this Section 12.3.
     12.4 Unfunded Nature of Plan/Rabbi Trust. The Plan is intended to be “unfunded” for purposes of the Code and ERISA. The Plan constitutes a mere promise by the Employer to make benefit payments in the future. Plan benefits herein provided are to be paid out of the Employer’s general assets, and Participants will have the status of general unsecured creditors of the Employer. The preceding sentences notwithstanding, the Company in its discretion may establish a “rabbi trust” to assist the Employer in meeting its obligations under the Plan. The Employer may transfer money or other property to the trustee of such trust, and such trustee will pay Plan benefits to Participants and their beneficiaries out of the trust assets unless otherwise paid by the Employer. In such event, the Employer will remain the owner of all assets in the trust, and the assets will be subject to the claims of the creditors of any Employer that becomes insolvent. If a trust is established, no Participant or beneficiary will have any preferred claim to, or any beneficial ownership interest in, any assets of the trust.

Activant Solutions Inc. Deferred Compensation Plan	Miscellaneous
Amended and Restated: January 1, 2008
     12.5 Correction of Errors. Any contrary provisions of the Plan notwithstanding, in the event the Plan (1) enrolls any individual in the Plan, (2) pays a benefit claim under the Plan, (3) incurs a liability for failure to so enroll or pay a benefit claim or for terminating enrollment, or (4) makes any overpayment or erroneous payment to any individual or entity, in any case because of a human or systems error or because of incorrect information provided by, correct information failed to be provided by, fraud, misrepresentation, or concealment of any relevant fact by any Participant, beneficiary, or other individual, the Committee will be entitled to correct such error in any manner it deems necessary or appropriate, including, without limitation, recovering from such Participant, beneficiary, or other individual such benefit paid or the amount of such liability incurred and any and all expenses incidental to or necessary for such recovery. Human or systems error or omission will not alter a Participant’s eligibility to participate in the Plan or affect in any way the amount of a Participant’s or beneficiary’s benefit to which such Participant or beneficiary is otherwise entitled under the terms of the Plan.
     12.6 Compliance with Section 409A of the Code. The Plan is intended to comply with section 409A of the Code, and all provisions of the Plan are to be interpreted in accordance with such intent. In the event the Committee determines in its discretion that any provision of the Plan, when considered individually or in connection with the terms of any other nonqualified deferred compensation plan maintained by the Employer or any Related Company, violates section 409A of the Code, such provision will not be effected but will instead be interpreted and modified to comply with section 409A of the Code, and any corrections of operation or administration necessary to comply with section 409A of the Code will be implemented.
     Executed this 13th day of November 2007.

Activant Solutions Inc.
By:	/s/ Beth A. Taylor
	Printed Name:	Beth Taylor

886657_3 (October 19, 2007)

First Amendment to
Activant Solutions Inc. Deferred Compensation Plan
(As Amended and Restated January 1, 2008)
     WHEREAS, Activant Solutions Inc. (the “Company”) has heretofore established and currently maintains, on behalf of itself and its participating affiliates, the Activant Solutions Inc. Deferred Compensation Plan (the “Plan”) for the benefit of eligible employees of the Company and such participating affiliates; and
     WHEREAS, pursuant to Section 10.1 of the Plan, the Company, subject to approval by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board, has the right to amend the Plan from time to time; and
     WHEREAS, the Company desires to amend the Plan to make certain changes to comply with section 409A of the Internal Revenue Code;
     NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 2009:
     1. The Plan is hereby amended by deleting Section 12.3 and substituting therefor a new Section 12.3 to read as follows:
          “12.3 Withholding/Deductions.
          12.3.1 All benefit payments under the Plan will be subject to applicable withholding and other deductions required of the Employer under any applicable local, state, or federal law.
          12.3.2 Notwithstanding any provision of the Plan to the contrary, all benefit accruals and payments provided for under the Plan will, as determined in the discretion of the Committee, be subject to the following deductions and, if applicable, payments to Participants notwithstanding in any such case that such deduction or payment may be required and made prior to the time a payment would otherwise be payable under the Plan:
          (1) For payments to pay (i) FICA tax imposed under section 3101, 3121(a), and/or 3121(v)(2) of the Code on compensation deferred under the Plan and (ii) income tax at source on wages imposed under section 3401 of the Code (or any corresponding withholding provisions of applicable local, state, or foreign tax law) as a result of the payment of the FICA amount, and (iii) additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes; provided, however, that the total payment under this Paragraph may not exceed the aggregate of the FICA and the income tax withholding related to such FICA;
          (2) For payments resulting from a violation of section 409A of the Code to the extent any such payment does not exceed the amount required to be included in the Participant’s income as a result of such violation;
          (3) For payments made to comply with any qualified domestic relations order as provided under Section 12.2;

First Amendment to Deferred Compensation Plan
          (4) For payments of (i) local, state, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant, but only to the extent any such payment does not exceed the amount of such taxes due as a result of participation in the Plan, (ii) the income tax at source on wages imposed under section 3401 of the Code as a result of such payment, and/or (iii) the additional income tax at source on wages imposed under section 3401 of the Code attributable to such additional 3401 wages and taxes; provided that the total payment under this Paragraph may not exceed the aggregate of the state, local, and foreign tax amount and the income tax withholding related to such state, local, and foreign tax amount; and/or
          (5) For any other payment permitted under section 409A of the Code.
          12.3.3 By participating in the Plan, each Participant consents to all such deductions under this Section 12.3.”
     2. As amended hereby, the Plan is specifically ratified and reaffirmed.
     Executed this 18th day of December, 2008.

Activant Solutions Inc.
By:
Printed Name:

1039732_2 (12/15/08)